                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                                (Amendment No. 3)*



    Furniture Brands International, Inc. (FKA: Interco, Inc.)
- --------------------------------------------------------------------------------
                                (Name of Issuer)


            Right, Warrants Exp. 08/03/99 - Series II
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    360921126
- --------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)






- -------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                                Page 1 of 8 Pages

  CUSIP No.  360921126                 13G               Page 2 of 8 Pages

  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                The TCW Group, Inc.  04-2254452


  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /

                                                             (b) /X/

  3   SEC USE ONLY



  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada corporation

     NUMBER OF       5   SOLE VOTING POWER
      SHARES                                                                 -0-
   BENEFICIALLY
     OWNED BY        6   SHARED VOTING POWER
       EACH                                                                  -0-
     REPORTING
      PERSON         7   SOLE DISPOSITIVE POWER
       WITH                                                                  -0-
                     8   SHARED DISPOSITIVE POWER
                                                                             -0-

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                                                             -0-

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                             / /
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.0% (see response to Item 4)

 12   TYPE OF REPORTING PERSON*
                                    HC/CO




                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert Day


  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) / /

                                                         (b) /X/


  3   SEC USE ONLY



  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen

     NUMBER OF        5   SOLE VOTING POWER
      SHARES                                                                 -0-
   BENEFICIALLY
     OWNED BY         6   SHARED VOTING POWER
       EACH                                                                  -0-
    REPORTING
      PERSON          7   SOLE DISPOSITIVE POWER
       WITH                                                                  -0-

                      8   SHARED DISPOSITIVE POWER
                                                                             -0-

  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                                                             -0-

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                        / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.0% (see response to Item 4)

 12   TYPE OF REPORTING PERSON*7
                                 HC/IN



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages

Item 1(a).   Name of Issuer:

             Furniture Brands International, Inc.
             (FKA: Interco, Inc.)

Item 1(b).   Address of Issuer's Principal Executive Offices:

             101 S. Hanley Rd.
             St. Louis, MO 63105

Item 2(a).   Name of Persons Filing:
Item 2(b).   Address of Principal Business Office:
Item 2(c).   Citizenship:

             The TCW Group, Inc.
             865 South Figueroa Street
             Los Angeles, CA 90017
             (Nevada Corporation)

             Robert Day
             200 Park Avenue, Suite 2200
             New York, New York 10166
             (United States Citizen)

Item 2(d).   Title of Class of Securities:

             Right, Warrants, Exp. 08/03/99 - Series II

Item 2(e).   CUSIP Number:

             360921126

                                                               Page 5 of 8 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)   [ ]  Broker or Dealer registered under Section 15 of the Act:

                      Not applicable

       (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act:

                      Not applicable

       (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the Act:

                      Not applicable

       (d)   [ ]  Investment Company registered under Section 8 of the
                  Investment Company Act:

                      Not applicable

       (e)   [ ]  Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940:

                      Not applicable

       (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                      Not applicable

       (g)   [X]  Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G) (SEE Item 7):

                      The TCW Group, Inc.
                      Robert Day (individual who may be deemed to control The
                          TCW Group, Inc. and other holders of the Right, Warrants Exp 08/03/99 - Series II of Furniture Brands International, Inc. - FKA: Interco, Inc. of the issuer)

       (h)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                                 Not applicable.

                                                               Page 6 of 8 Pages


Item 4. Ownership **

       THE TCW GROUP, INC.

             (a)  Amount beneficially owned: -0-

             (b)  Percent of class: 0.0%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:          -0-

                  (ii)  Shared power to vote or to direct the vote:   none.

                  (iii) Sole power to dispose or direct the disposition of: -0-

                  (iv) Shared power to dispose or to direct the disposition of: none.

       ROBERT DAY

             (a)  Amount beneficially owned: -0-

             (b)  Percent of class: 0.0%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:          -0-

                  (ii)  Shared power to vote or to direct the vote: none.

                  (iii) Sole power to dispose or direct the disposition of: -0-

                  (iv) Shared power to dispose or to direct the disposition of: none.


- -------------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

                                                               Page 7 of 8 Pages

Item 5.      Ownership of Five Percent or Less of a Class.

             Applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             SEE Exhibit A.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable. SEE Exhibits A and B.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

       Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                               Page 8 of 8 Pages

                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13th day of June, 1996.


                                   The TCW Group, Inc.



                                   By:  /s/ Mohan V. Phansalkar
                                        ---------------------------
                                        Mohan V. Phansalkar
                                        Vice President



                                   Robert Day



                                   By:  /s/ Mohan V. Phansalkar
                                        ----------------------------
                                        Under Power of Attorney dated January
                                        30, 1996, on File with Schedule 13G
                                        Amendment Number 1 for Matrix Service
                                        Co. dated January 30, 1996.